Friedman Billings Ramsey Group, Inc.
Conference Call
First Quarter Earnings Release
April 26, 2007

Kurt Harrington
Friedman Billings Ramsey Group – Chief Financial Officer
Eric Billings
Friedman Billings Ramsey Group – Chairman, Chief Executive Officer
Rock Tonkel
Friedman Billings Ramsey Group – President and Chief Operating Officer
Rick Hendrix
FBR Capital Markets – President and Chief Operating Officer

Kurt Harrington – Chief Financial Officer of Friedman Billings Ramsey Group
Thank you. Good morning. This is Kurt Harrington, Chief Financial Officer of Friedman Billings Ramsey Group. Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, mortgage delinquencies and defaults, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR Group's annual report on Form 10-K, and in quarterly reports on Form 10-Q. I would now like to turn over the call to Eric Billings, Chairman and Chief Executive Officer of FBR Group. Also joining us this morning are FBR Group's President and Chief Operating Officer Rock Tonkel and Rick Hendrix, President and Chief Operating Officer of FBR Capital Markets.

Eric Billings – Friedman Billings Ramsey Group – Chairman, Chief Executive Officer
Today we reported first quarter results for both FBR Capital Markets and FBR Group, and we have both companies' shareholders on this call.

I'd like to begin by speaking briefly about Capital Markets. As you know, FBR Capital Markets is currently in registration for an IPO, and we are restricted at this time as to what we can say about the outlook for coming quarters.

FBR Capital Markets had solid results across the board in our equity capital markets and asset management businesses. The company earned on a pre-tax basis $25.8 million on net revenues of $143.2 million. Again this quarter we had an abnormally high tax rate because of a FASB 123R-related non-cash tax charge of $3.4 million. Absent the impact of the FASB-related charge, our after-tax net would have been $14.4 million, or $0.22 per share (diluted). We expect to return to a normalized tax rate in the second quarter. Net after-tax earnings were $11 million, or $0.17 per share (diluted), inclusive of the FASB charge.

Investment banking revenues for the quarter were $103.7 million, about 50% higher than the first quarter last year and 28% above the fourth quarter of 2006. Importantly, the banking assignments continued to be well distributed across the industries we cover, and at the close of the quarter our transaction pipeline continued to be healthy. The new M&A team we acquired in February integrated well into our banking operations. We completed seven advisory transactions, one of which involved acting as advisor on a $1.2 billion acquisition. We are encouraged by the continued strength of our institutional brokerage business and by the second successive quarter of gains in assets under management. At the close of the quarter, FBR Capital markets financial condition was strong - we had $502 million in equity, $430 million of cash, and no debt.

Turning now to FBR Group, during the quarter the non-prime mortgage industry experienced one of the most difficult market environments ever. FBR had exposure in this sector through FNLC, as well as our merchant banking and mortgage loan portfolios. We realized losses in each of these areas.

As we outlined in the release, FNLC generated an after-tax loss of $124.2 million, a figure which includes non-cash write-downs of goodwill and intangible assets totaling $36.1 million and $5.2 million of restructuring and other costs. EPD experience significantly increased on 2006 vintages, and, additionally, there was a dramatic change in prices received for performing and non-performing whole loans, all of which were below par, and the non-performing loans were significantly below par.

In response, we have aggressively taken what we believe to be the steps required to significantly reduce our ongoing non-prime exposure. FNLC initiated a series of significant steps aimed at positioning the company to be able to operate effectively in the current market. The guideline changes eliminated all second liens, as well as all stated wage earners, stated first time home buyers and 100% loan-to-value mortgages. These actions have led to a reduction in our origination volumes from approximately $8 billion annualized in the fourth quarter to less than $2 billion annualized today. This, plus a significant change in the character of the loans, has, in turn, has led to the execution prices above par and, we believe, EPD exposure that is meaningfully below historic levels.

FNLC recently closed on the sale of approximately $712 million of warehouse loans, substantially reducing its unsold loan inventory since the end of the first quarter, and we are now selling new loans at prices above par.

At this time, we have taken steps to lower FNLC's operating overhead by about $4.5 million per month, closing 16 of 74 sales offices and five of seven operating centers and significantly reducing headcount. The company believes it has substantially reduced the financial risk to FBR from FNLC, but at this time there can be no assurances that all elements of risk have been entirely eliminated.

The two other areas of our involvement in the non-prime sector are merchant banking and mortgage investments. The $21.8 million in realized losses and write-downs in the merchant banking portfolio reduced our exposure to non-prime equity investments in that portfolio to $3.9 million. Excluding the write-downs during the quarter, other investments in the merchant banking portfolio generated dividends and capital gains of $3.4 million, and the value of the total merchant banking and other long term investments portfolio at the close of the quarter was $114.5 million.

The non-cash, lower-of-cost or market write-downs in FBR Group's non-prime mortgage portfolio totaled $34.4 million. On the plus side, FBR Group's mortgage-backed securities investments portfolio, which had an average investment balance of $6.8 billion during the first quarter, earned $13.8 million in net interest income.

At the conclusion of these activities, the company's tangible capital at the REIT, which is substantially invested in our MBS portfolio and merchant banking businesses, plus the value of FBR Capital Markets shares owned by FBR group at the mid-point of FBR Capital Markets' filing range totals over $7.00 a share. We are looking forward to returning to our historical capital allocation to mortgage-backed securities, merchant banking and our capital markets franchise.

As we noted in the release and as most of you already know, the difficulties in the non-prime businesses do not have any direct impact on FBR Capital Markets. FBR Capital Markets is a separately capitalized company with an independent board and a very strong capital structure. It is fully insulated from any liability with respect to FNLC or any other negative impacts from FBR Group from the non-prime issues. As we now open the call up for questions, I remind everyone again that because FBR Capital Markets is currently in registration for its upcoming IPO, we are restricted in what we can say about the outlook for the upcoming quarters.

At this point, I’d like to open the call to questions.

Operator: At this time if you would like to ask a question, please press star 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Richard Slone of H&R Realty.

Richard Slone - H&R Realty:  Good morning, gentlemen. Can you tell me first how much of the early payment defaults are factored in on the First NLC, and, second, what is left on the balance sheet of the sub-prime loans that are not marked down?

Mr. Tonkel: The remaining balance on the non-prime mortgage loans is approximately $4 billion with approximately $100 million of equity value against that portfolio. The EPD reserves and charges in the quarter were approximately $80 million provision of the total operating loss, which was about $140 million excluding the restructuring charges and the intangible charge-offs.

Mr. Billings: Remember on the non-prime mortgage, in essence our residual portfolio, our only exposure there is to that $100 million, which has been obviously very meaningfully marked down, but the $4 billion - we carry it on balance sheet - our total exposure is to the $100 million only.

Mr. Slone: Can you tell me the current value of you residual loans? I think you had $140 million in the last period.

Mr. Tonkel: That's the $4 billion portfolio, the non-prime portfolio.

Mr. Slone:  Okay. And the margin in the capital markets business - I understand there's additional $3 million, I think you said, in extra taxes that were in this period. But going forward - while I know you can't deal with questions on FBR Capital Markets at any length - but it seems to me that the mark-up in the capital markets is not as great as would have been anticipated. Is that correct?

Mr. Hendrix: When you say the mark-up, what do you mean?

Mr. Slone: You showed $143 million net in revenue and had a bottom line of $11 million. You put the $3 million back in for the extra taxes, it's $14 million. That return seems to be below what would have been expected for the capital markets businesses. Is that correct, or am I missing something?

Mr. Hendrix:  No, we don't believe so. We had $143 million in revenues, $26 million in operating profit, and those operating margins are right on what we expected out of our equity capital markets franchise. And the tax issue that you talked about is not, as we said in the press release and the script, a recurring issue. It was non-cash and is related to a reversal for restricted stock that was granted three years ago. But the operating margin of the business was right on projection, right on what we had discussed.

Mr. Slone:  Okay, thank you very much.

Operator: Our next question comes from Gregg Hillman of First Wilshire Securities Management

Gregg Hillman - First Wilshire Securities Management: Good morning. Just a couple questions. What does the acronym EPD stand for?

Mr. Tonkel: Early payment defaults.

Mr. Hillman: Okay. In terms of the alternatives you are considering for First NLC in the quarter, could you outline those for me carefully? Also, is one of the alternatives you putting up more equity or more of your own money to retain loans on your own balance sheet?

Mr. Tonkel: We are in the process, as we have announced, of exploring strategic alternatives. We are well down the path in that process. We have had a number of interested parties, and we are in serious discussions with a number of parties. We would expect to make an announcement regarding that in the second quarter, which would substantially reduce our risk exposure from FNLC, potentially leaving us with an upside stake. Although there can be no assurances at this stage that it will be completed, our expectation is that we will have an announcement in the second quarter to conclude that process.

Mr. Hillman: Do you consider First NLC a valuable franchise for you to continue to own in terms of its ability to generate sub-prime loans?

Mr. Billings: Clearly, we think FNLC is a valuable franchise. This has been a brutal time, and obviously that question, I think, has to be answered in the context of the very significant changes that have taken place very recently as a result of the severity of the circumstance. Certainly, in that context - not only to FNLC but, I think, to many of these franchises - the new loan guidelines, the volume changes which put the volume levels more commensurate with the capital that these companies have, I think, makes the franchises potentially have much greater value. Clearly, I think the reason we are seeing very significant interest in these franchises is that we have all seen that some of the very most sophisticated buyers in the United States are aggressively buying all of these franchises. So, we certainly believe that in the go-forward circumstance of the businesses that they absolutely do have value.

Mr. Hillman: Okay, and then as you said earlier the potential write-down going forward in the sub-prime area is a maximum of $100 million in terms of the equity you have in it?

Mr. Tonkel: That's the remaining equity investment in the non-prime portfolio, yes.

Mr. Hillman: The only way you could have more exposure is if you invested more money in residuals, you know, in the second quarter.

Mr. Billings: That's correct. And, again, remember, the residual portfolio has been written down very substantially.

Mr. Hillman: And, you haven't made a decision yet about investing more in the residual portfolio?

Mr. Billings:  We are not investing in residuals on a go-forward basis at this time. We intend to allocate our capital on a go-forward basis to our mortgage-back securities business - which is the historic business of our mortgage REIT FBR Asset - our merchant banking business, which is a very important strategic business for us, and our Capital Market businesses as it is appropriate from the group level. But, that is where we intend to be allocating our capital on a go-forward basis.

Mr. Hillman: And, also, if I might, I wanted to ask Rick Hendrix a question about some of the new initiatives in his group, in particular, the potential ability of his group to get more involved in, you know, lending with some of your investment banking clients, and, also, your potential initiative to build up the M&A department to increase your asset management business, and, also, the thing about the public property REIT. Could you comment upon those? And, in particular, do you think you could pull-off the lending thing?

Mr. Hendrix:As we said in the statement, unfortunately, because we're in registration, we really can't talk about FBR Capital Markets on a go-forward basis. I think you've certainly seen that we made a meaningful move in M&A in the first quarter through the acquisition of Legacy Partners and that has worked out very, very well for us. And, as we said, is already contributing both to revenue and to our business development activities. But, in terms of the rest of this, unfortunately, we're just restricted in what we can talk about until we complete the IPO.

Mr. Hillman:  Okay. Thanks, I'll get back to you. Thank you.

Mr. Billings:  Thank you.

Operator: I would like to remind everyone who would like to ask a question, press star and the number one on your telephone keypad. Our next question comes from Miguel Fidalgo of Noonday Asset Management. Please go ahead.

Miguel Fidalgo - Noonday Asset Management:  Good morning.

Mr. Billings: Hi, Miguel.

Mr. Fidalgo: Eric, what's your cost to originate at First NLC right now?

Mr. Tonkel: Miguel, the costs have been reduced substantially. Given the fluctuation in volume, it's running at this point above two percent, but we've taken action that we think will bring it down to the point where the business can be profitable going forward in connection with the potential new capital as part of the potential recap or sale of the business.

Mr. Fidalgo: Got it. But as of right now, you're probably losing something like a point-and-a-half on each origination. Right?

Mr. Tonkel: It's in the range, depending on the mix of loans, from zero to a point-and-a-half and it's in that neighborhood, but it depends on the mix of loans.

Mr. Billings: And, again, Miguel, remember, clearly the volumes now are running at about $150 million dollars a month. So, the volumes are very, very meaningful reduced.

Mr. Fidalgo: $150 million a month?

Mr. Billings:  Correct.

Mr. Fidalgo:  What's your REIT potential book excluding the stake in FBR Capital Markets? At the REIT, what's the tangible book there?

Mr. Billings:  It's just under $500 million dollars.

Mr. Fidalgo: And how much of that is First NLC?

Mr. Billings:  It's very small - tangible book is $6 million dollars, Miguel.

Mr. Fidalgo:  And would that $6 million under the $500 million or would it be incremental just because it's not technically within the non-taxable REIT?

Mr. Tonkel:  It's in there, Miguel. It's included in that.

Mr. Fidalgo:   Got it. And with the latest mark to the sub-prime portfolio do you now have it as something like ninety-eight cents on the dollar?

Mr. Tonkel: It's about approximately ninety-eight and one-half.

Mr. Fidalgo:  Okay. What was the revenue generated by the M&A team that you guys brought in? Of the M&A revenue in the quarter, which was six million?

Mr. Hendrix:  $2.8 million of that was part of the Legacy pipeline that was acquired in the transaction.

Mr. Fidalgo:   And you believe that's a representative number for their quarterly run-rate?

Mr. Hendrix:   You know, Miguel, that starts to take us into looking forward.

Mr. Fidalgo:   Let's look to the past instead, Rick. Let's say, compare that to the last six quarters that they've done on their own. Is this representative?

Mr. Hendrix:   It is representative, yes.

Mr. Fidalgo:   What's the timing for the FBR Capital Markets IPO?

Mr. Billings:  Miguel, again, we're just waiting for final approval from the SEC. I believe we will have that sometime next week, toward the end of next week, maybe the beginning of the following week. So, ideally we would be launching some time between the end of next week to some time in the following week - ideally. But, as you know, it's not ever completely predictable with regulatory agencies.

Mr. Fidalgo:  You'd be launching very shortly after the final SEC approval?

Mr. Billings:  Yes, we will. Immediately after.

Mr. Fidalgo:   Got it. And, then, presumably a couple of weeks to run that process. So in something like a month one should see the IPO completed for FBR Capital Markets?

Mr. Billings:   That is a very reasonable assessment and timeframe, Miguel.

Mr. Fidalgo:  Very good. Thank you.

Mr. Billings:  Thank you.

Operator:  The next question comes from Craig Iannucci of Satellite Asset Management. Please go ahead.

Craig Iannucci - Satellite Asset Management:  Hey, guys, I have a quick clarification question. What is the mark on in your book value on the FBR Capital Market space? So, if you have $990 million dollars of equity at the group, what is FBR Capital Markets as a total of that?

Mr. Billings:  It would be about 72%. The capital at FBR Capital Markets is $507 million dollars - 72% of that as we own seventy-two percent of FBR Capital Markets prior to the IPO transaction. So the allocation is seventy-two percent of that.

Mr. Iannucci: So in your book value as a group, that's approximately $361 million dollars in your equity at the group. That's marked at 360?

Mr. Billings:   That is correct.

Mr. Iannucci:  Okay. Thank you.

Mr. Billings:  Now, remember, that is the tangible equity and obviously it's viewed on a market value. When we referred to it in the script, we were referring to that analysis based on the market value at the mid-point of the range expected in the IPO when we computed that number.

Mr. Iannucci:  Okay, thanks.

Operator:  Our next question comes from Gregg Hillman with First Wilshire Securities Management. Please, go ahead.

Mr. Hillman:  Yes, for Rick Hendrix, I had a follow-up question on the tax rates. Exactly what was the tax-rate in the first quarter and what do you expect it to be in the second quarter?

Mr. Harrington:  Yeah, this is Kurt Harrington. It runs in the low 40's, forty percent.

Mr. Hillman:   Going forward?

Mr. Harrington:   On a normal basis. That's where we would expect it. The effective tax-rate in the first quarter was higher than that because of the charge that Eric mentioned.

Mr. Billings:  We're just under 60%, actually.

Mr. Harrington:   That's correct - 57%.

Mr. Billings:   57%.

Mr. Hillman:   Okay. In terms of the asset management business, you said you gained assets in the quarter. What was the amount of assets you gained under management?

Mr. Hendrix:   It was approximately $450 million.

Mr. Hillman:   And where did that come from?

Mr. Hendrix:  It came primarily from the re-opening of our small cap value fund which we re-opened to new investors on January 1st.

Mr. Hillman:   Okay. Great. Thank you.

Mr. Hillman:   Thank you.

Operator:   At this time, there are no further questions. Mr. Harrington, are there any closing remarks?

Mr. Billings:  No. We appreciate everybody participating and we look forward to seeing many of you on the road show and talking to you at the end of the quarter. Thank you all.

Operator:  This concludes today's FBR's first quarter earnings 2007 conference call. You may now disconnect.